For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

January 30, 2007

ENTERGY REPORTS FOURTH QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported fourth quarter 2006 earnings of $1.27 per share on an as-reported basis and $0.79 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.
Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported Earnings	1.27	0.43	0.84	5.36	4.19	1.17
Less Special Items	0.48	(0.16)	0.64	0.64	(0.21)	0.85
Operational Earnings	0.79	0.59	0.20	4.72	4.40	0.32
Weather Impact	-	0.05	(0.05)	0.07	0.10	(0.03)

Operational Earnings Highlights for Fourth Quarter 2006

  Utility, Parent & Other had higher earnings due to higher revenues from sales growth and constructive rate actions, income associated with a regulatory settlement, and lower income taxes.
  Entergy Nuclear earnings decreased as a result of higher income taxes and higher operation and maintenance expense.
  Entergy's Non-Nuclear Wholesale Assets business reported results comparable to results in the same period last year.

"We faced many challenges in 2006 and made great strides including another record year in terms of safety. Our proudest day, now clearly in sight, will be when our dedicated employees achieve no lost time accidents" said J. Wayne Leonard, Entergy's chairman and chief executive officer. "In 2007 we face a full agenda and efforts will continue to be focused on superior service for our customers, strong earnings growth for shareholders, and long-term sustainable growth for all our stakeholders."
Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results Entergy Nuclear Non-Nuclear Wholesale Assets	4 5 6
IV.	Earnings Guidance	6
V.	Forward-Looking Financial Data and Aspirations	8
VI.	Appendices
A.  Entergy New Orleans, Inc. Bankruptcy
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Debt Maturities
G.  Definitions
	H. GAAP to Non-GAAP Reconciliations	10 11 13 15 16 17 17 19
VII.	Financial Statements	22

Entergy's business highlights include the following:

  Entergy today announced a $1.5 billion common stock repurchase program to be effective immediately.
  In December 2006, Entergy Gulf States-TX reached a settlement on its storm cost recovery plan and submitted its storm cost securitization filing to the Public Utility Commission of Texas.
  Approval for the jurisdictional split of Entergy Gulf States into separate Louisiana and Texas entities was received from the Louisiana Public Service Commission in January 2007.
  Entergy won Edison Electric Institute's (EEI) Emergency Assistance Award, the ninth consecutive year Entergy has been recognized for storm restoration excellence, an achievement unmatched by any other utility.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CT on Tuesday, January 30, 2007, with access by telephone, 719-457-2637, confirmation code 2310470. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing 719-457-0820, confirmation code 2310470. The replay will also be available on Entergy's Web site at www.entergy.com.

I. Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for fourth quarter and year-to-date 2006 versus 2005, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other recorded higher earnings in the current quarter due primarily to higher revenues from sales growth and constructive rate actions, income associated with a regulatory settlement, and lower income taxes. Entergy Nuclear's earnings decreased as a result of higher income taxes and higher operation and maintenance expense. Also, Entergy's Non-Nuclear Wholesale Assets business had results in the current period comparable to results in fourth quarter 2005.
Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures (see appendix G for definitions of certain measures)
Fourth Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported
Utility, Parent & Other	1.08	-	1.08	3.97	2.82	1.15
Entergy Nuclear	0.27	0.37	(0.10)	1.46	1.32	0.14
Non-Nuclear Wholesale Assets	(0.08)	0.06	(0.14)	(0.07)	0.05	(0.12)
Consolidated As-Reported Earnings	1.27	0.43	0.84	5.36	4.19	1.17

Less Special Items
Utility, Parent & Other	0.61	(0.16)	0.77	0.77	(0.21)	0.98
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets	(0.13)	-	(0.13)	(0.13)	-	(0.13)
Consolidated Special Items	0.48	(0.16)	0.64	0.64	(0.21)	0.85

Operational
Utility, Parent & Other	0.47	0.16	0.31	3.20	3.03	0.17
Entergy Nuclear	0.27	0.37	(0.10)	1.46	1.32	0.14
Non-Nuclear Wholesale Assets	0.05	0.06	(0.01)	0.06	0.05	0.01
Consolidated Operational Earnings	0.79	0.59	0.20	4.72	4.40	0.32
Weather Impact	-	0.05	(0.05)	0.07	0.10	(0.03)

Detailed earnings variance analyses are included in appendices B-1 and B-2 to this release. In addition, appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in fourth quarter 2006 was $1.2 billion compared to $361 million in fourth quarter 2005. The increase was due primarily to the following items at Utility, Parent & Other:

  favorable changes in working capital driven primarily by storm-related activity in 2005 compared to significantly reduced storm-related activity in fourth quarter 2006 current period collections of $116 million of deferred fuel balances and $81 million of Community Development Block Grant funding

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Fourth Quarter and Year-to-Date 2006 vs. 2005
(U.S. $ in millions)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
Utility, Parent & Other	1,017	195	822	2,709	935	1,774
Entergy Nuclear	185	157	28	833	551	282
Non-Nuclear Wholesale Assets	(12)	9	(21)	(94)	(18)	(76)
Total Net Cash Flow Provided by Operating Activities	1,190	361	829	3,448	1,468	1,980

II. Utility, Parent & Other Results

In fourth quarter 2006, Utility, Parent & Other had earnings of $1.08 per share on an as-reported basis and $0.47 per share on an operational basis compared to no as-reported earnings and $0.16 of operational earnings in fourth quarter 2005. As-reported 2006 earnings reflect special items totaling $0.61 per share as follows:

  $(0.09) per share loss at Entergy New Orleans, Inc. (ENOI) in fourth quarter 2006
  $0.26 per share gain on the sale of Entergy-Koch Trading based on receipt of final cash distributions
  $0.49 per share of tax benefits associated with liquidation of the holding company that owned Entergy's investment in Entergy-Koch, LP
  $(0.05) per share loss from the discontinued competitive retail business in Texas

Earnings for Utility, Parent & Other in fourth quarter 2006, excluding ENOI, primarily reflect higher revenue from sales growth and constructive rate actions, income associated with recording a regulatory asset to reflect a regulatory order issued during the period, and lower income taxes. Partially offsetting these factors were higher operation and maintenance expense due primarily to higher benefits expense, higher interest expense due to debt incurred to pay for storm restoration costs for Hurricanes Katrina and Rita, and the absence of colder-than-normal weather that contributed positively to earnings in fourth quarter 2005.

Electricity usage excluding ENOI, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in fourth quarter 2006, on a weather-adjusted basis, were comparable to fourth quarter 2005.
  Commercial and governmental sales, on a weather-adjusted basis, were up 5 percent.
  Industrial sales experienced an increase of 9 percent in fourth quarter 2006 compared to the same period a year ago.

The absence of any increase in the residential segment reflects the lagging return of citizens to storm-affected regions. The quarter over quarter increase in the commercial and industrial sectors reflect rebound from the effect of storms in fourth quarter 2005. The industrial sector has seen some level of recovery in all segments with the exception of pipelines which continue to experience the effects of periodic interruptions in their operations and mild winter weather.

ENOI results for fourth quarter 2006 reflect a loss of ($0.09) per share. In fourth quarter 2005, ENOI also reported a loss in the amount of ($0.08) per share. ENOI's 2006 loss is being treated as a special item as described above, while its 2005 loss was included in operational earnings. Additional information on ENOI, its bankruptcy, and the applicable accounting treatment are explained in Appendix A of this release.

In fourth quarter 2005 ENOI experienced significant reductions in operating revenues due to customer losses as a result of Hurricane Katrina. Fourth quarter 2006 results reflect the ongoing effects of the hurricane as well as certain actions taken by ENOI to stabilize the company's financial condition. Results for the current period include higher operation and maintenance expense due to bankruptcy reorganization expenses, including previously waived interest on first mortgage bonds that was accrued and recorded in operation and maintenance expense. Interest had not been accrued since the Chapter 11 bankruptcy filing date in September 2005 for a period of one year as part of a December 2005 agreement between bondholders and ENOI. ENOI's Plan of Reorganization provides for a payment equal to the amount of that full year's interest at the time of exit from bankruptcy. ENOI's Plan also provides for interest to unsecured creditors from the bankruptcy filing date, which ENOI accrued in fourth quarter 2006. Also, pursuant to an agreement with the bondholders approved by the bankruptcy court, ENOI is paying current interest on the bonds which is reflected in interest expense in fourth quarter 2006.

For the year 2006, Utility, Parent & Other earned $3.97 per share on an as-reported earnings basis, compared to $2.82 per share in 2005. Operational earnings in 2006 were $3.20 per share compared to $3.03 per share in 2005. The higher operational earnings in 2006 were due primarily to higher revenues from sales growth and constructive rate actions and lower income taxes.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures excluding Entergy New Orleans
Fourth Quarter and Year-to-Date 2006 vs. 2005 (see appendix G for definitions of measures)
	Fourth Quarter				Year-to-Date
	2006	2005	% Change	% Weather Adjusted	2006	2005	% Change	% Weather Adjusted
GWh billed
Residential	6,942	7,211	-3.7%	-0.3%	31,665	31,569	0.3%	1.1%
Commercial and governmental	6,425	6,278	2.3%	4.5%	26,659	25,969	2.7%	2.6%
Industrial	9,582	8,778	9.2%	9.2%	38,339	37,615	1.9%	1.9%
Total Retail Sales	22,949	22,267	3.1%	4.9%	96,663	95,153	1.6%	1.9%
Wholesale	2,332	2,648	-11.9%		10,803	11,459	-5.7%
Total Sales	25,281	24,915	1.5%		107,466	106,612	0.8%
O&M expense	$19.22	$16.64	15.5%		$16.07	$14.49	10.9%
Number of retail customers (a)
Residential					2,139,282	2,111,421	1.3%
Commercial and governmental					318,714	309,006	3.1%
Industrial					42,174	39,287	7.3%

(a) Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina.  Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets. Table 5 provides a summary of Entergy Nuclear's capacity and generation sold forward projections.

Entergy Nuclear's sold forward position, including projections for the Palisades acquisition currently estimated to close in second quarter 2007, is 95%, 85%, and 64% of planned generation at average prices per megawatt-hour of $49, $53 and $57, for 2007, 2008, and 2009, respectively.

Table 5: Entergy Nuclear's Capacity and Generation Projected Sold Forward
2007 through 2010 (see appendix G for definitions of measures)
	2007	2008	2009	2010	2011
Energy
Planned TWh of generation (including pending acquisition)	38	41	41	41	41
Percent of planned generation sold forward (b)
Unit-contingent	43%	45%	36%	23%	23%
Unit-contingent with availability guarantees	45%	36%	28%	22%	7%
Firm liquidated damages	7%	4%	0%	0%	0%
Total	95%	85%	64%	45%	30%
Average contract price per MWh	$49	$53	$57	$53	$47

Capacity
Planned net MW in operation (average including pending acquisition)	4,732	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	21%	27%	27%	27%	26%
Capacity contracts	66%	39%	26%	9%	3%
Total	87%	66%	53%	36%	29%
Average capacity contract price per kW per month	$1.7	$1.4	$1.3	$1.7	$2.0

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	93%	80%	60%	39%	23%
Average contract revenue per MWh (c) (including pending acquisition)	$50	$54	$58	$53	$47

  A portion of EN's total planned generation sold forward is associated with the Vermont Yankee contract for which pricing may be adjusted.
  Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Entergy Nuclear

Entergy Nuclear earned $0.27 per share on both as-reported and operational bases in fourth quarter 2006, compared to $0.37 in fourth quarter 2005. The lower results in fourth quarter 2006 came from higher income taxes, and higher operation and maintenance expense due to higher benefits expense. Partially offsetting these effects was higher pricing.

For the year 2006, Entergy Nuclear earned $1.46 per share on both as-reported and operational bases, compared with $1.32 per share for 2005. The increase in 2006 earnings was due primarily to increased revenue from higher contract pricing and higher generation due to fewer outage days and uprates.

Table 6 provides a comparative summary of Entergy Nuclear's operational performance measures.
Table 6: Entergy Nuclear Operational Performance Measures
Fourth Quarter and Year-to-Date 2006 vs. 2005 (see appendix G for definitions of measures)
	Fourth Quarter			Year-to-Date
	2006	2005	% Change	2006	2005	% Change
Net MW in operation	4,200	4,105	2%	4,200	4,105	2%
Average realized price per MWh	$44.58	$42.75	4%	$42.49	$42.39	0%
Production cost per MWh	$21.36	$19.48	10%	$19.97	$19.39	3%
Non-fuel O&M expense per MWh	$22.25	$19.95	12%	$20.98	$20.17	4%
Generation in GWh	8,637	8,642	0%	34,655	33,539	3%
Capacity factor	93%	95%	-2%	95%	93%	2%
Refueling outage days:
Fitzpatrick	27			27
Indian Point 2				31
Indian Point 3					26
Pilgrim					25
Vermont Yankee		20			20

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business recorded a loss of $(0.08) per share on an as-reported basis and earnings of $0.05 on an operational basis in fourth quarter 2006. Earnings on both as-reported and operational bases in fourth quarter 2005 were $0.06 per share. Operational results for the current quarter primarily reflect lower income taxes while earnings in fourth quarter 2005 included sales of SO2 allowances. There were no sales of SO2 allowances in the current period.

For the year 2006, Entergy's Non-Nuclear Wholesale Assets business lost ($0.07) per share on an as-reported basis compared to earnings of $0.05 per share in 2005. Operational earnings in 2006 were $0.06 per share compared to earnings of $0.05 per share in 2005.

IV. Earnings Guidance

Entergy is reaffirming as-reported and operational earnings guidance for 2007 in the range of $5.40 to $5.70 per share. Earnings guidance for 2007 excludes ENOI given the uncertainty that remains for this business as it works through its Chapter 11 Bankruptcy proceeding. During 2007, actual results for ENOI will be separately identified as a special item for earnings release purposes until such time as ENOI emerges from bankruptcy. Year-over-year changes are shown as point estimates and are applied to 2006 actual results to compute the 2007 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings excluding Entergy New Orleans. Earnings guidance for 2007 is detailed in Table 7 below. The 2007 guidance table has been updated in January 2007 to reflect actual 2006 financial results, including weather.

Key assumptions, established in October 2006, supporting 2007 earnings guidance are as follows:

Utility, Parent & Other

  Normal weather
  Retail sales growth of just under 2%
  Increased revenue associated with storm and non-storm rate requests, partially offset by declining wholesale revenues, among others
  Increased non-fuel operation and maintenance expense, primarily due to effects of wage and other inflation and increased insurance premiums
  Increased interest expense primarily from securitization debt and Palisades financing

Entergy Nuclear

  Incremental earnings of $0.20 total for Palisades acquisition, assuming second quarter close; Palisades' contributions to Entergy Nuclear's 2007 metrics are factored in the assumptions that follow
  38 TWh of total output, reflecting an approximate 92% capacity factor, including 30 day refueling outages at Indian Point 3, Pilgrim and Vermont Yankee, all in Spring 2007, and the initial refueling outage at Palisades, in Fall 2007
  95% energy sold under existing contracts; 5% sold into the spot market
  $49/MWh average energy contract price; $69/MWh average unsold energy price based on published forward market prices in October 2006
  85% capacity sold under existing contracts; 15% sold in spot market
  $1.60 per kW per month average capacity-only contract price; $3.00 per kW per month unsold capacity based on market prices in October 2006
  $21.25/MWh non-fuel operation and maintenance expense reflecting wage and other inflation; $20.50/MWh production cost

Non-Nuclear Wholesale Assets

  Increased losses

Special Items

  Absence of 2006 recognition of gain contingency associated with receipt of additional proceeds from the 2004 sale of Entergy-Koch Trading and related tax benefits from liquidation of the holding company that owned Entergy's investment in Entergy-Koch, LP
  Absence of 2006 effect of write-off of capital losses at Non-Nuclear Wholesale Assets
  Absence of 2006 results from ENOI as a result of uncertainties associated with working through bankruptcy; 2007 results will be treated as a special item until such time and ENOI emerges from bankruptcy

Share Repurchase Program

  2007 average fully diluted shares outstanding of approximately 206 million; excludes effect of the new $1.5 billion share repurchase program

The above assumptions assume no regulatory disallowances are ordered by retail regulators for the estimated $1.5 billion storm restoration costs ($0.8 billion capital, $0.7 billion regulatory assets). Any such disallowances would be shown as special items assuming such disallowances are not appealed to the courts or in the case of appeals, are later disallowed by the courts.

Table 7: 2007 Earnings Per Share Guidance excluding Entergy New Orleans
(Per share in U.S. $) - Prepared January 2007
Segment	Description of Drivers	2006 Earnings Per Share	Expected Change	2007 Guidance Midpoint	2007 Guidance Range

Utility, Parent & Other	2006 Operational Earnings per Share	3.20
	Adjustment to normalize weather		(0.07)
	Increased revenue due to sales growth and rate actions		0.30
	Increased O&M expense		(0.10)
	Increased depreciation expense		(0.10)
	Increased interest expense		(0.05)
	Accretion/Other		(0.13)
	Subtotal	3.20	(0.15)	3.05

Entergy Nuclear	2006 Operational Earnings per Share	1.46
	Higher contract and market energy pricing		0.70
	Higher contract and market capacity pricing		0.10
	Increased generation from plant acquisition, net of more outages		0.40
	Increased O&M expense		(0.25)
	Accretion/Other		0.14
	Subtotal	1.46	1.09	2.55

Non-Nuclear Wholesale Assets	2006 Operational Earnings per Share	0.06
	Increased losses		(0.11)
	Subtotal	0.06	(0.11)	(0.05)

Consolidated Operational
	2007 Operational Earnings per Share	4.72	0.83	5.55	5.40 - 5.70

Consolidated As-Reported	2006 As Reported Earnings per Share	5.36
	Changes detailed above		0.83
	Special items:
	2006 Gain on sale of Entergy-Koch, LP		(0.26)
	2006 Restructuring - Entergy-Koch, LP distribution		(0.49)
	2006 Write-off of capital losses at Non-Nuclear Wholesale		0.13
	2006 Entergy New Orleans, Inc. results		(0.02)
	2007 As-Reported Earnings per Share	5.36	0.19	5.55	5.40 - 5.70

Earnings guidance for 2007 should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales are expected to be the most significant driver of results in 2007 for Utility, Parent & Other due to normal growth in customer usage. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2007. Estimated annual impacts shown in the Table 8 are intended to be indicative rather than precise guidance.
Table 8: 2007 Earnings Sensitivities excluding Entergy New Orleans
(Per share in U.S. $)
Variable	2007 Guidance Assumption	Description of Change	Estimated Annual Impact (d)
Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial	Just under 2% total sales growth	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold	- / + 0.04 - / + 0.03 - / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.02
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.29
Interest expense	Additional average debt	$100M change in debt	- / + 0.02
Entergy Nuclear
Capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.05
Energy price	5% energy unsold at $69/MWh in 2007	$10/MWh change for unsold energy	- / + 0.05
	Portion of energy sold is with options in 2007	Market prices exceed option exercise prices	n/a / Up to 0.07
Non-fuel operation and maintenance expense	$21.25/MWh non-fuel operation and maintenance expense	$1 change per MWh	- / + 0.11
Outage (lost revenue only)	92% capacity factor, including refueling outages for three northeast units and at Palisades	1,000 MW plant for 10 days at average portfolio energy price of $49/MWh for sold and $69/MWh for unsold volumes in 2007	- 0.03 / n/a
Consolidated
Share repurchase program	2007 guidance excludes effect of new $1.5 billion share repurchase program; average fully diluted shares are 206M	Execution of new share repurchase program over next two years resulting in decline of average fully diluted outstanding shares to 202M, net of associated financing cost	+0.04

  Based on 2006 average fully diluted shares of approximately 211 million. Entergy Nuclear assumes Palisades acquisition closes in second quarter 2007.

V. Forward-looking Financial Data and Aspirations

Entergy continues to aspire to deliver superior value to its owners as measured by total shareholder return. Entergy believes top-quartile total shareholder returns are achieved by growing earnings, improving returns on invested capital, maintaining investment grade credit quality and deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirement.

Table 9 provides details on Entergy's projected cash available for capital redeployment for the period 2007 through 2009 excluding Entergy New Orleans. The $1.5 billion share repurchase program announced today, along with its associated effect on debt capacity, is reflected in this table. The amount of repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities. Assuming the entire repurchase program is executed, Entergy expects to have $1.0 billion of cash available over this period for several potential uses: investments in new businesses or assets, repayment of debt or equity, or dividend increases. Cash flow from operations includes storm cost recovery anticipated from a combination of insurance, rate relief, and securitization; these amounts are applied consistent with regulatory filings and other agreements reached with governmental agencies under which benefits inure to ratepayers. Sources of cash also include debt that Entergy believes it could issue in association with new investments while maintaining credit quality consistent with BBB credit rating. The amount of additional debt could vary depending upon the type of new investment and the credit market environment.

Table 9: Projected Cash Available for Capital Redeployment excluding Entergy New Orleans 2007 through 2009 - Reconciliation of GAAP to Non-GAAP Measures (see appendix G for definitions of measures)
($ in billions)	2007-2009

Net cash flow provided by operating activities	8.2
Less:
Planned capital expenditures	(5.3)
Preferred dividends	(0.1)
Other investing cash flows	(0.8)
Subtotal		2.0

Common dividends		(1.4)
Capital structure changes including net share repurchases and new debt (net of maturities)		0.4
Net Cash Available for New Investment, Debt or Equity Repayment, Dividend Increase		1.0

Appendix E provides additional details on planned capital expenditures, and appendix F includes a summarized schedule of debt maturities.

VI. Appendices

Eight appendices are presented in this section as follows:

  Appendix A includes information on Entergy New Orleans, Inc.'s filing for protection under Chapter 11 of the U.S. Bankruptcy Code.
  Appendix B includes earnings per share variance analyses and details on special items that relate to the current quarter and year to date periods.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary schedule of planned capital expenditures for the next three years.
  Appendix F provides a summary schedule of Entergy Corporation's debt maturities by business.
  Appendix G provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix H provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on the status of the bankruptcy process at Entergy New Orleans, Inc.

Appendix A: Entergy New Orleans, Inc. Bankruptcy

Bankruptcy Filing

To ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans, Inc. (ENOI) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Plan of Reorganization

ENOI filed its initial Plan of Reorganization (POR) with the bankruptcy court on October 23, 2006 and filed its Fourth Amended Plan (Plan) on January 24, 2007. A competing plan has been filed by the unsecured creditors and on January 25, 2007 the bankruptcy court ruled that both ENOI's Plan and the unsecured creditors' plan could be distributed to all parties in the bankruptcy proceeding for review and consideration for approval.

ENOI believes its Plan is workable, fair and in the public interest. The Plan provides full compensation for all of ENOI's creditors and allows ENOI to emerge from Chapter 11 bankruptcy assuming the plan is supported by creditors and the various conditions included in the plan, as detailed below, are met. For more information on documents filed in this proceeding including the original POR and all amendments, go to www.entergy.com/investor_relations/enoi.aspx.

Conditions precedent that must be satisfied for ENOI's Plan to become effective include:

  A final Confirmation Order from the bankruptcy court approving the POR as amended
  Receipt by ENOI of insurance proceeds of at least $50 million
  Receipt by ENOI of $200 million in Community Development Block Grant (CDBG) funding
  No Material Adverse Change shall have occurred from and after Confirmation date of the POR

Community Development Block Grant Funding

ENOI applied to the Louisiana Recovery Authority (LRA) for funding from CDBG resources made available to Louisiana. All required state approvals for funding of $200 million have been received with the only remaining approval pending from HUD. Assuming HUD approval, ENOI currently anticipates that it should receive CDBG funding during the first half 2007.

ENOI Rate Plan

On October 27, 2006, the City Council of New Orleans approved a settlement agreement with ENOI that calls for a phased-in rate increase and the creation of a $75M storm reserve that positions ENOI to pay for future hurricane damage. Additional information is included in the Regulatory Summary Table in Appendix C.

Accounting

Entergy owns 100 percent of the common stock of ENOI and has, subject to the rules and requirements of Chapter 11 of the U.S. Bankruptcy Code, continued to supply operating management to ENOI. However, uncertainties surrounding the nature, timing and specifics of the bankruptcy proceedings caused Entergy to de-consolidate ENOI for financial reporting purposes beginning in third quarter 2005 with ENOI's financial results being recorded under the equity method of accounting. Under this methodology, earnings from ENOI are now reflected in Entergy's income statement as equity in the earnings of unconsolidated affiliates.  Because Entergy owns all of the common stock of ENOI, this change has not affected the amount of net income Entergy has recorded in the current period or any historical period but has resulted in ENOI's net income being presented in one line item rather than included in each individual income statement line item presented. Various line items of Entergy's consolidated balance sheet and cash flow statement have been revised to reflect the effects of de-consolidating ENOI. In addition, the deconsolidation of ENOI's results is retroactive to January 1, 2005 and Entergy's comparative results now reflect ENOI results under the equity method of accounting.

Appendices B-1 and B-2 provide details of fourth quarter and year-to-date 2006 vs. 2005 earnings variance analyses for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."
Appendix B-1: As-Reported Earnings Per Share Variance Analysis
Fourth Quarter 2006 vs. 2005
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2005 earnings	-		0.43		0.43
Income taxes - other	0.73	(e)	(0.17)	(f)	0.56
Net revenue	0.17	(g)	-		0.17
Other income (deductions)	0.24	(h)	(0.04)		0.20
Interest and dividend income	0.10	(i)	0.04		0.14
Retail business discontinued operations	0.11	(j)	-		0.11
Decommissioning expense	(0.01)		-		(0.01)
Taxes other than income taxes	0.01		(0.02)		(0.01)
Depreciation/amortization expense	(0.02)		(0.02)		(0.04)
Interest expense and other charges	(0.06)	(k)	(0.01)		(0.07)
Other operation & maintenance expense	(0.19)	(l)	(0.02)		(0.21)
2006 earnings	1.08		0.19		1.27

Appendix B-2: As-Reported Earnings Per Share Variance Analysis
Year-to-Date 2006 vs. 2005
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2005 earnings	2.82		1.37		4.19
Net revenue	0.54	(g)	0.36	(m)	0.90
Income taxes - other	0.83	(e)	(0.16)	(f)	0.67
Other income (deductions)	0.29	(h)	(0.03)		0.26
Retail business discontinued operations	0.21	(j)	-		0.21
Interest and dividend income	0.11	(i)	0.03		0.14
Share repurchase effect	0.05		0.02		0.07
Decommissioning expense	-		(0.01)		(0.01)
Nuclear refueling outage expense	(0.01)		(0.01)		(0.02)
Preferred dividend requirements	(0.01)		-		(0.01)
Depreciation/amortization expense	(0.05)		(0.04)		(0.09)
Taxes other than income taxes	(0.11)	(n)	(0.02)		(0.13)
Interest expense and other charges	(0.25)	(k)	0.04		(0.21)
Other operation & maintenance expense	(0.45)	(l)	(0.16)	(o)	(0.61)
2006 earnings	3.97		1.39		5.36

  Income taxes-other decreased in the fourth quarter and year-to-date periods due primarily to tax benefits associated with liquidation of the holding company that owned Entergy's investment in Entergy-Koch, LP and the net tax benefit recorded in connection with the final IRS audit settlement for the years 1996-1998.
  Income taxes-other increased in the fourth quarter and year-to-date periods due primarily to the write-off of tax capital losses that are unlikely to be used prior to expiration.
Utility Net Revenue Variance Analysis 2006 vs. 2005 ($ EPS)
Fourth Quarter		Year-to-Date
Sales growth/pricing	0.11	Sales growth/pricing	0.48
Weather	(0.05)	Weather	(0.03)
Other	0.11	Other	0.09
Total	0.17	Total	0.54
  Net revenue increased in the fourth quarter and year-to-date periods due primarily to sales growth, the effect of constructive rate actions, and the collection of franchise taxes consistent with EAI regulatory treatment.
  Other income (deductions) increased in the fourth quarter and year-to-date periods due primarily to recognition of the gain on the sale of Entergy-Koch Trading as the final cash distribution from the transaction was received.
  Interest and dividend income increased in the fourth quarter and year-to-date periods due primarily to the recording of a regulatory asset in the current period, which effectively increased income, to reflect a regulatory settlement.
  Retail business discontinued operations increased in the fourth quarter and year-to-date periods due primarily to the absence of an asset impairment reserve recorded in fourth quarter 2005. In addition, the year-to-date period includes lower losses compared to 2005 as the business was sold in April 2006.
  Interest expense and other charges increased in both the fourth quarter and year-to-date periods due primarily to higher borrowings under credit lines and long-term debt primarily in connection with the financing of significant 2005 storm restoration costs.
  Other operation and maintenance expense increased in both the fourth quarter and year-to-date periods due primarily to resources being deployed to storm restoration rather than routine operation and maintenance expense activities in comparable periods of 2005, higher labor and benefit expenses in the current periods, and increased costs associated with the addition of the Attala plant in early 2006. In addition, the year-to-date 2006 period reflects the absence of any proceeds related to a low-level radioactive waste services settlement which served to reduce expense in 2005.
  Net revenue increased in the year-to-date period due primarily to higher revenues at Entergy Nuclear due to higher pricing and the effect of higher generation resulting from the Vermont Yankee uprate and fewer outages.
  Taxes other than income taxes increased in the year-to-date period due primarily to a regulatory requirement that EAI franchise tax collections be recorded in revenue with a corresponding increase in taxes other than income taxes.
  Other operation and maintenance expense increased due primarily to higher benefits expense at Entergy Nuclear.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Fourth Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
Utility, Parent & Other
ENOI results (p)	(0.09)	-	(0.09)	0.02	-	0.02
Entergy-Koch, LP gain	0.26	-	0.26	0.26	-	0.26
Restructuring - Entergy Koch, LP distribution	0.49	-	0.49	0.49	-	0.49
Retail business discontinued operations	(0.05)	(0.04)	(0.01)	-	(0.09)	0.09
Retail business impairment reserve	-	(0.12)	0.12	-	(0.12)	0.12
Total Utility, Parent and Other	0.61	(0.16)	0.77	0.77	(0.21)	0.98
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets
Write-off of tax capital losses	(0.13)	-	(0.13)	(0.13)	-	(0.13)
Total Competitive Businesses	(0.13)	-	(0.13)	(0.13)	-	(0.13)
Total Special Items	0.48	(0.16)	0.64	0.64	(0.21)	0.85

(U.S. $ in millions)
	2006	2005	Change	2006	2005	Change
Utility, Parent & Other
ENOI results (p)	(19.6)	-	(19.6)	4.1	-	4.1
Entergy-Koch, LP gain	55.0	-	55.0	55.0	-	55.0
Restructuring - Entergy Koch, LP distribution	104.0	-	104.0	104.0	-	104.0
Retail business discontinued operations	(10.3)	(7.6)	(2.7)	(0.5)	(18.9)	18.4
Retail business impairment reserve	-	(25.8)	25.8	-	(25.8)	25.8
Total Utility, Parent and Other	129.1	(33.4)	162.5	162.6	(44.7)	207.3
Competitive Businesses
Entergy Nuclear	-	-	-	-	-	-
Non-Nuclear Wholesale Assets
Write-off of tax capital losses	(27.7)	-	(27.7)	(27.7)	-	(27.7)
Total Competitive Businesses	(27.7)	-	(27.7)	(27.7)	-	(27.7)
Total Special Items	101.4	(33.4)	134.8	134.9	(44.7)	179.6

(p) ENOI results for the quarterly and year-to-date periods of 2005 are included in operational earnings.

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	11.00%

Recent activity: Discovery and deliberations continue on the EAI Rate case and Energy Cost Recovery (ECR) proceeding.
Background: EAI's base rates and the ECR have been in effect since 1998.  EAI filed a rate case on August 15, 2006 requesting $150 million increase based on a June 30, 2006 test year using an 11.25% ROE. A hearing is scheduled for April 17, 2007, with an effective date for new rates of June 2007. Testimony was also filed by APSC staff, intervenors and EAI in the ECR proceeding recommending retention of the ECR rider. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI may be required to make payments to other operating companies to achieve rough production cost equalization.

Entergy Gulf States - TX	10.95%

Recent activity: In December 2006, EGSI-TX filed a Transition to Competition plan with the PUCT, proposing EGSI-TX join ERCOT as it represents the most viable path to full customer choice. The filing outlines important conditions that must be met to proceed. Under the critical assumption that these conditions can be met, retail open access could commence in 2013.
Background: EGSI-TX has operated under a base rate freeze since 1999. Legislation subsequently enacted in June 2005 extended the base rate freeze to mid 2008 but also allowed EGSI-TX to file for rate relief through riders for incremental capacity costs and transition costs. In December 2005, the PUCT approved the recovery of $18 million annual capacity costs, subject to reconciliation from September 2005. In June 2006, the PUCT approved a settlement in the Transition to Competition Cost recovery case, allowing EGSI-TX to recover $14.5 million per year in TTC costs over a 15-year period.
 Storm Cost Recovery: In December 2006, the PUCT approved a settlement, authorizing EGSI-TX to seek securitization for $353 million of storm restoration costs, net of $65 million of anticipated insurance proceeds. Subsequently, EGSI-TX filed an application to obtain a financing order authorizing issuance of securitized debt. Pursuant to the storm legislation, a decision must be rendered by March 8, 2007.

Entergy Gulf States - LA	9.90% - 11.40%

Recent activity: Deliberations continue on EGSI-LA's 2005 test year formula rate plan (FRP) filing.
Background: In March 2005, the LPSC approved a Global Settlement which established an FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. In May 2006, EGSI-LA made its FRP filing for the 2005 test year, indicating an 11% ROE, which is within the allowed bandwidth. Pursuant to the Approved Capacity Additions section of the FRP rider, the filing requested an annual revenue increase of $7 million to recover Commission-approved deferred and ongoing capacity costs. On August 29, 2006, EGSI-LA implemented, subject to refund, an amended $17 million annual FRP increase consisting of $7 million in deferred and ongoing capacity costs and $10 million for interim storm cost recovery.
 Storm Cost Recovery: In January 2007, LPSC staff and intervenors filed testimony in the Phase II storm filing case. LPSC staff recommends adopting a securitization approach and proposes adjustments totaling $5 million. EGSI-LA will continue to work with the staff to determine an appropriate level of carrying costs and storm reserves. EGSI-LA made its Phase II storm filing in July, seeking recovery of $200 million in storm related costs incurred through May 31, 2006 and to build a storm reserve in the amount of $81 million. Hearings are set to begin at the end of April, with a decision expected at the end of 2nd Quarter 2007. EGSI-LA intends to pursue securitization enabled by legislation signed into law by the Governor in May 2006. In May 2006, EGSI-LA completed the $6 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September, interim recovery shifted into the FRP at the rate of $0.85 million per month. Interim recovery will continue until a final decision is granted on EGSI-LA's Phase II filing.
Jurisdictional Separation Plan: In January 2007, the LPSC unanimously approved the Jurisdictional Separation Plan for EGSI. The target date for completing the separation, which depends on a number of factors, is estimated to be the end of 2007.

Entergy Louisiana	9.45% - 11.05%

Recent activity: Deliberations continue on ELL's 2005 test year FRP filing.
Background: In May 2005, the LPSC approved a settlement reestablishing the Company's FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. In May 2006, ELL made its FRP filing for the 2005 test year Indicating a 9.45% ROE which is within the allowed bandwidth. Pursuant to the Approved Capacity Additions section of the FRP rider, the filing requested an annual revenue increase of $121 million to recover Commission-approved deferred and ongoing capacity costs comprised of previously deferred and ongoing amounts of $51 million and $70 million, respectively. On September 28, 2006, ELL implemented, subject to refund, an amended $143 million annual FRP increase consisting of $119 million for deferred and ongoing capacity costs and $24 million for interim storm cost recovery. This increase reflects certain adjustments proposed by the LPSC Staff with which ELL agrees.
 Storm Cost Recovery: In January 2007, LPSC staff and intervenors filed testimony in the Phase II storm filing case. LPSC staff recommends adopting a securitization approach and proposes adjustments totaling $10 million. ELL will continue to work with the staff to determine an appropriate level of carrying costs and storm reserves. ELL made its Phase II storm filing in July, seeking recovery of $467 million in storm related costs incurred through May 31, 2006 and to build a storm reserve in the amount of $132 million. Hearings are set to begin at the end of April, with a decision expected at the end of 2nd Quarter 2007. ELL intends to pursue securitization enabled by legislation signed into law by the Governor in May 2006. In April 2006, ELL completed the $14 million interim recovery of storm costs through the fuel adjustment clause pursuant to the LPSC order. Beginning in September, interim recovery shifted into the FRP at the rate of $2 million per month. Interim recovery will continue until a final decision is granted on ELL's Phase II filing.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi	9.74% - 12.44%

Recent activity: In December 2006, the MPSC approved EMI's request to increase several fees (connect, reconnect, late payment and returned check) effective January 1, 2007.
Background: EMI has been operating under a FRP last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates; earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. The current mid-point of the ROE bandwidth, including performance incentives, is 11.09%. In December 2005, the MPSC approved the purchase of the Attala facility and ordered interim recovery. In October 2006, the MPSC approved EMI's filing to revise the Power Management Rider Schedule to extend beyond 2006 recovery of EMI's Attala costs, effective for bills on/after January 1, 2007.
Storm Cost Recovery: EMI expects to receive $48 million in 1st quarter 2007, funded by state financing, reflecting recovery of remaining $8 million storm restoration costs and $40 million to increase EMI's storm reserve. In October 2006, EMI received $81 million in CDBG funding, pursuant to MPSC Orders approving recovery of $89 million storm restoration costs.

Entergy New Orleans	10.75%

Recent activity: ENOI implemented a $4.75 million Phase I gas base rate increase in November 2006.
Background:  Prior to Hurricane Katrina, ENOI operated under a FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. In October 2006, the City Council of New Orleans (CCNO) unanimously approved a settlement agreement with ENOI that calls for a phased-in rate increase to ensure the company's ability to focus on restoration of the gas and electric systems, create a $75M storm reserve via a storm reserve rider beginning in March 2007 that positions ENOI to pay for future hurricane damage, and established an independent process and procedural schedule for certification of storm costs. When fully implemented by January 1, 2008, electric base rates will increase by $3.9 million and gas base rates by $11.0 million. Grand Gulf fuel adjustment clause recovery is also retained. Absent extraordinary circumstances, there will be no further base rate adjustments until April 2009. The order allows ENO to seek reinstatement of an appropriate FRP following the resetting of rates in 2009.
Storm Cost Recovery: The October 2006 agreement established storm reserve riders for electric and gas and a process for storm cost recovery. The anticipated receipt of $200 million CDBG funding allocated by the Louisiana Recovery Authority in October 2006 is to be applied to storm costs; any storm costs in excess of the $200 million and insurance receipts will be addressed in ENOI's July 2008 rate filing. Storm reserve rider builds a $75 million reserve for future storm costs over a 10 year period.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None Background: ROE approved by July 2001 FERC order. No cases pending.

System Agreement	NA

Recent activity: On November 17, 2006, FERC approved Entergy's Compliance filing with modifications. On December 18, 2006, Entergy submitted a Compliance filing incorporating FERC's required changes. On this same date, the LPSC filed a request for rehearing of FERC's November order approving the filing and filed a Complaint asking FERC to institute a proceeding to determine whether, and on what terms, EAI may withdraw from the system agreement.
Background: The system agreement case addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued their decision and established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. Appeals of this decision were filed by the APSC, LPSC, MPSC and AEEC in the federal appeals court for the D.C. circuit. These appeals have been consolidated. The City of New Orleans intervened in the LPSC appeal, and Entergy has intervened in all appeals. A compliance filing to implement the FERC decision in this case was filed by Entergy at FERC on April 10, 2006 which proposed that all payments required by the June 2005 FERC decision be properly reflected as fuel costs. Various comments or protests to the Compliance filing were filed by various parties including a request for summary judgment by the LPSC.

Independent Coordinator of Transmission (ICT)	NA

Recent activity: On November 1, 2006, responsibility for the reliability coordination for Entergy's transmission system transferred to the ICT, a division of Southwest Power Pool (SPP). On November 17, 2006, the ICT installed and began performing all of its ICT functions, including tariff administration, AFC calculation, transmission planning, and operation of the Entergy OASIS. Implementation of the weekly procurement process is anticipated to begin by May 2007.
Background: Based on a positive Declaratory Order issued by the FERC in March 2005, Entergy filed for approval of its ICT in May 2005. On April 24, 2006 the FERC approved Entergy's ICT proposal with modification. On May 24, 2006, Entergy filed (1) a Compliance filing to implement provisions of FERC's April 2006 Order, (2) the ICT contract, signed with SPP earlier in May, and (3) a request that SPP be installed as the ICT. The LPSC approved the ICT proposal on July 12, 2006. On October 18, 2006, FERC approved Entergy's Compliance filing, with modifications and directed that SPP be installed as the ICT by November 17, 2006.

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix H-1.
Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Fourth Quarter 2006 vs. 2005 (see appendix G for definitions of certain measures)

For 12 months ending December 31	2006	2005	Change
GAAP Measures
Return on average invested capital - as-reported	8.5%	7.2%	1.3%
Return on average common equity - as-reported	14.2%	11.2%	3.0%
Net margin - as-reported	10.4%	8.9%	1.5%
Cash flow interest coverage	7.2	4.0	3.2
Book value per share	$40.46	$37.31	$3.15
End of period shares outstanding (millions)	202.7	207.5	(4.8)

Non-GAAP Measures
Return on average invested capital - operational	7.7%	7.5%	0.2%
Return on average common equity - operational	12.5%	11.8%	0.7%
Net margin - operational	9.1%	9.3%	(0.2)%

As of December 31 ($ in millions)	2006	2005	Change
GAAP Measures
Cash and cash equivalents	1,016	583	433
Revolver capacity	2,770	2,545	225
Total debt	9,356	9,288	68
Debt to capital ratio (q)	52.3%	53.1%	(0.8)%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	146	214	(68)
Leases - Entergy's share	519	564	(45)
Total off-balance sheet liabilities	665	778	(113)

Non-GAAP Measures
Total gross liquidity	3,786	3,128	658
Net debt to net capital ratio	49.4%	51.5%	(2.1)%
Net debt ratio including off-balance sheet liabilities	51.3%	53.7%	(2.4)%

    Reflects effect of adopting Statement of Financial Accounting Standards 158 resulting in an increase in the debt to capital ratio of 0.3%.

Appendix D-2: Historical Performance Measures (see appendix G for definitions of measures)
	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06	05YTD	06YTD
Financial
EPS - as-reported ($)	0.79	1.33	1.65	0.43	0.92	1.33	1.83	1.27	4.19	5.36
Less - special items ($)	-0.01	-0.01	-0.03	-0.16	0.02	0.11	0.03	0.48	-0.21	0.64
EPS - operational ($)	0.80	1.34	1.68	0.59	0.90	1.22	1.80	0.79	4.40	4.72
Trailing Twelve Months
ROIC - as-reported (%)	7.0	7.1	7.5	7.2	7.3	7.3	7.5	8.5
ROIC - operational (%)	6.9	7.2	7.3	7.5	7.5	7.4	7.5	7.7
ROE - as-reported (%)	10.3	10.7	11.5	11.2	11.5	11.3	11.6	14.2
ROE - operational (%)	10.2	10.8	11.2	11.8	12.0	11.5	11.6	12.5
Cash Flow Interest Coverage	7.6	7.1	5.9	4.0	5.1	5.2	6.0	7.2
Debt to capital ratio (%)	49.0	49.9	51.9	53.1	52.1	52.4	50.4	52.3
Net debt/net capital ratio (%)	47.5	48.0	50.2	51.5	50.0	50.4	48.3	49.4
Utility
GWh billed
Residential	7,170	6,557	10,630	7,211	6,917	7,034	10,772	6,942	31,569	31,665
Commercial & Gov't	5,854	6,113	7,725	6,278	5,876	6,438	7,920	6,425	25,969	26,659
Industrial	9,452	9,649	9,736	8,778	9,042	9,561	10,154	9,582	37,615	38,339
Wholesale	1,728	2,944	3,184	2,648	2,761	2,816	2,894	2,332	11,459	10,803
O&M expense/MWh	$14.98	$16.69	$11.05	$16.64	$16.12	$16.32	$13.87	$19.22	$14.49	$16.07
Reliability
SAIFI	1.5	1.8	1.8(r)	1.7(r)	1.8(r)	1.7(r)	1.8(r)	1.8(r)	1.7(r)	1.8(r)
SAIDI	136	157	158(r)	161(r)	174(r)	178(r)	182(r)	189(r)	161(r)	189(r)
Nuclear
Net MW in operation	4,058	4,105	4,105	4,105	4,135	4,200	4,200	4,200	4,105	4,200
Avg. realized price per MWh	$41.56	$42.63	$42.58	$42.75	$44.39	$43.93	$45.35	$44.58	$42.39	$42.49
Production cost/MWh	$18.71	$19.22	$20.14	$19.48	$19.08	$19.80	$19.65	$21.36	$19.39	$19.97
Non-fuel O&M expense/MWh	$20.03	$20.39	$20.32	$19.95	$19.74	$21.56	$20.61	$22.25	$20.17	$20.98
Generation in GWh	8,267	8,156	8,474	8,643	8,742	8,249	9,028	8,637	33,539	34,655
Capacity factor	93%	91%	95%	95%	97%	90%	99%	93%	93%	95%

  Excludes impact of major storm activity.

Appendix E: Planned Capital Expenditures

Appendix E provides a summary of planned capital expenditures. Entergy's capital plan from 2007 through 2009 anticipates $5.3 billion for investment; roughly $2.6 billion of this amount is associated with capital to maintain Entergy's existing assets. The remaining $2.7 billion is associated with specific investments such as the Palisades acquisition, transmission upgrades, dry cask storage and license renewal projects at certain nuclear sites, environmental compliance spending, NYPA value sharing costs and other investments, such as potential opportunities to purchase or construct plants through Entergy's supply plan initiative designed to meet Utility load growth. Excluded from the below expenditures are costs associated with the potential inter-connection between Entergy Gulf States-TX and ERCOT, the current estimate of such costs being approximately $1 billion.
Appendix E: Planned Capital Expenditures excluding Entergy New Orleans
2007-2009
($ in millions)	2007	2008	2009	Total
Maintenance capital
Utility, Parent & Other	780	758	756	2,294
Entergy Nuclear	97	78	82	257
Non-Nuclear Wholesale Assets	4	-	-	4
Subtotal	881	836	838	2,555
Other capital commitments
Utility, Parent & Other	403	984	482	1,869
Entergy Nuclear	447	172	219	838
Non-Nuclear Wholesale Assets	-	-	-	-
Subtotal	850	1,156	701	2,707
Total Planned Capital Expenditures	1,731	1,992	1,539	5,262

Appendix F provides details on scheduled long-term debt maturities including currently maturing portions.

Appendix F: Debt Maturity Schedule excluding Entergy New Orleans
Maturities as of 12/31/2006
($ in millions)	2007	2008	2009	2010-2011	2012+	Total
Utility, Parent & Other	94	1,074	527	2,882	4,077	8,654
Entergy Nuclear	84	24	26	54	138	326
Total	178	1,098	553	2,936	4,215	8,980

Appendix G provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix G: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation	Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch
Percent of planned generation sold forward

Percent of planned generation output sold forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	For Entergy Nuclear, a contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month	Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch or capacity
Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract or option exercise prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned or operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh generated for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of generation, excluding fuel
Generation in GWh	Total number of GWh produced by all non-utility nuclear facilities
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix G: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)

Debt issued by Entergy-Koch, LP and Non-Nuclear Wholesale Assets business joint ventures for periods through third quarter 2004. Only Non-Nuclear Wholesale Assets business joint ventures debt included for periods thereafter.

Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

Appendices H-1 and H-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix H-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06
As-reported earnings-rolling 12 months (A)	874	895	963	898	920	916	955	1,133
Preferred dividends	23	24	25	25	27	28	29	28
Tax effected interest expense	282	278	287	293	304	316	324	339
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,180	1,197	1,275	1,217	1,251	1,260	1,308	1,499

Special items in prior quarters	15	0	37	(11)	(43)	(37)	(6)	33

Special items 1Q05 thru 4Q06
Utility, Parent & Other ENOI results					6	11	7	(20)
Entergy-Koch, LP gain								55
Retail Business impairment reserve				(26)
Retail Business discontinued operations	(1)	(3)	(7)	(8)	(2)	13	(1)	(10)
Restructuring - Entergy-Koch, LP distribution								104
Non-Nuclear Wholesale Assets Write-off of tax capital losses								(28)
Total special items (C)	13	(2)	30	(45)	(40)	(13)	0	135

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,166	1,199	1,245	1,262	1,291	1,273	1,308	1,364

Operational earnings, rolling 12 months (A-C)	861	898	933	943	960	929	955	998

Average invested capital (D)	16,825	16,806	17,033	16,850	17,140	17,283	17,514	17,689

Average common equity (E)	8,452	8,347	8,350	8,020	8,026	8,080	8,208	7,971

Operating revenues (F)	9,289	9,465	9,661	10,106	10,564	10,747	11,104	10,932

ROIC - as-reported (B/D)	7.0	7.1	7.5	7.2	7.3	7.3	7.5	8.5

ROIC - operational ((B-C)/D)	6.9	7.2	7.3	7.5	7.5	7.4	7.5	7.7

ROE - as-reported (A/E)	10.3	10.7	11.5	11.2	11.5	11.3	11.6	14.2

ROE - operational ((A-C)/E)	10.2	10.8	11.2	11.8	12.0	11.5	11.6	12.5

Net margin - as-reported (A/F)	9.4	9.5	10.0	8.9	8.7	8.5	8.6	10.4

Net margin - operational ((A-C)/F)	9.3	9.5	9.7	9.3	9.1	8.6	8.6	9.1

Appendix H-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics
($ in millions)	1Q05	2Q05	3Q05	4Q05	1Q06	2Q06	3Q06	4Q06
Gross debt (A)	8,033	8,283	8,865	9,288	9,329	9,402	9,054	9,356
Less cash and cash equivalents (B)	477	607	598	583	752	729	745	1,016
Net debt (C)	7,556	7,676	8,267	8,705	8,576	8,673	8,309	8,340

Total capitalization (D)	16,393	16,609	17,070	17,477	17,888	17,956	17,957	17,901
Less cash and cash equivalents (B)	477	607	598	583	752	729	745	1,016
Net capital (E)	15,916	16,002	16,472	16,894	17,135	17,227	17,212	16,885

Debt to capital ratio % (A/D)	49.0	49.9	51.9	53.1	52.1	52.4	50.4	52.3

Net debt to net capital ratio % (C/E)	47.5	48.0	50.2	51.5	50.0	50.4	48.3	49.4

Off-balance sheet liabilities (F)	771	780	779	778	732	671	668	665

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	49.9	50.4	52.4	53.7	52.1	52.2	50.2	51.3

Revolver capacity (G)	1,070	1,407	791	2,545	2,733	2,710	3,095	2,770

Gross liquidity (B+G)	1,547	2,014	1,389	3,128	3,485	3,439	3,840	3,786

Entergy Corporation's common stock is listed on the New York and Chicago exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

**********************************************************************************************************************

In this release and from time to time, Entergy Corporation makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy Corporation believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors (in addition to the risk factors in the Form 10-K as well as others described in the Form 10-Q for Entergy Corporation and its affiliates and in subsequent securities filings) include: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to the Entergy System Agreement, Entergy's utilities' supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's utilities' ability to manage its operation and maintenance costs, the performance of Entergy's Utility and non-utility generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy's utilities must purchase for their customers, and Entergy's utilities' ability to meet credit support requirements for fuel and power supply contracts, Entergy Corporation's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy Corporation's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy Corporation's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes the areas served by Entergy's utilities, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in the areas served by Entergy's utilities, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's utilities' ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy Corporation's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy Corporation's ability to attract and retain talented management and directors.
Entergy Corporation

Consolidating Balance Sheet
December 31, 2006
(Dollars in thousands) (Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 95,468	$ 21,911	$ -	$ 117,379
Temporary cash investments - at cost,
which approximates market	499,942	398,831	-	898,773
Total cash and cash equivalents	595,410	420,742	-	1,016,152
Notes receivable - Entergy New Orleans DIP loan	51,934	-	-	51,934
Notes receivable	266,717	1,280,921	(1,546,939)	699
Accounts receivable:
Customer	410,512	-	-	410,512
Allowance for doubtful accounts	(19,348)	-	-	(19,348)
Associated companies	(5,099)	94,549	(89,450)	-
Other	312,654	174,610	-	487,264
Accrued unbilled revenues	249,165	-	-	249,165
Total receivables	947,884	269,159	(89,450)	1,127,593
Deferred fuel costs	-	-	-	-
Fuel inventory - at average cost	189,829	3,269	-	193,098
Materials and supplies - at average cost	408,279	196,719	-	604,998
Deferred nuclear refueling outage costs	65,349	82,172	-	147,521
Prepayments and other	150,134	21,625	-	171,759
TOTAL	2,675,536	2,274,607	(1,636,389)	3,313,754

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	7,725,189	152,066	(7,648,166)	229,089
Decommissioning trust funds	1,274,676	1,583,847	-	2,858,523
Non-utility property - at cost (less accumulated depreciation)	208,956	3,770	-	212,726
Other	39,868	7,247	-	47,115
TOTAL	9,248,689	1,746,930	(7,648,166)	3,347,453

PROPERTY, PLANT, AND EQUIPMENT

Electric	28,405,556	2,309,755	(2,027)	30,713,284
Property under capital lease	730,182	-	-	730,182
Natural gas	92,787	-	-	92,787
Construction work in progress	609,431	176,716	-	786,147
Nuclear fuel under capital lease	269,485	-	-	269,485
Nuclear fuel	206,889	354,402	-	561,291
TOTAL PROPERTY, PLANT AND EQUIPMENT	30,314,330	2,840,873	(2,027)	33,153,176
Less - accumulated depreciation and amortization	13,366,710	348,389	-	13,715,099
PROPERTY, PLANT AND EQUIPMENT - NET	16,947,620	2,492,484	(2,027)	19,438,077

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	740,110	-	-	740,110
Other regulatory assets	2,830,591	-	-	2,830,591
Deferred fuel costs	168,122	-	-	168,122
Long-term receivables	19,349	-	-	19,349
Goodwill	374,099	3,073	-	377,172
Other	736,461	781,364	(619,163)	898,662
TOTAL	4,868,732	784,437	(619,163)	5,034,006

TOTAL ASSETS	$ 33,740,577	$ 7,298,458	$ (9,905,745)	$ 31,133,290

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2006
(Dollars in thousands) (Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 93,335	$ 88,241	$ -	$ 181,576
Notes payable:
Associated companies	979,198	567,741	(1,546,939)	-
Other	25,039	-	-	25,039
Account payable:
Associated companies	69,355	17,949	(87,304)	-
Other	901,434	221,162	-	1,122,596
Customer deposits	248,031	-	-	248,031
Taxes accrued	167,060	20,264	-	187,324
Accumulated deferred income taxes	4,586	-	-	4,586
Nuclear refueling outage costs	-	-	-	-
Interest accrued	159,527	1,304	-	160,831
Deferred fuel costs	73,031	-	-	73,031
Obligations under capital leases	153,246	-	-	153,246
Other	100,501	171,043	-	271,544
TOTAL	2,974,343	1,087,704	(1,634,243)	2,427,804

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,496,748	367,818	-	5,864,566
Accumulated deferred investment tax credits	358,550	-	-	358,550
Obligations under capital leases	188,033	-	-	188,033
Other regulatory liabilities	449,237	-	-	449,237
Decommissioning and retirement cost liabilities	1,249,482	774,364	-	2,023,846
Transition to competition	79,098	-	-	79,098
Regulatory reserves	219	-	-	219
Accumulated provisions	81,053	7,849	-	88,902
Pension and other postretirement liabilities	1,164,715	287,630	-	1,452,345
Long-term debt	8,560,534	301,805	(64,252)	8,798,087
Preferred stock with sinking fund	10,500	-	-	10,500
Other	1,173,625	233,424	(559,853)	847,196
TOTAL	18,811,794	1,972,890	(624,105)	20,160,579

Preferred stock without sinking fund	310,751	426,099	(391,937)	344,913

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2006	2,228,350	1,068,642	(3,294,510)	2,482
Paid-in capital	6,668,007	1,500,553	(3,341,295)	4,827,265
Retained earnings	5,592,532	1,304,107	(783,597)	6,113,042
Accumulated other comprehensive income (loss)	(80,810)	(18,221)	626	(98,405)
Less - treasury stock, at cost (45,506,311 shares in 2006)	2,764,390	43,316	(163,316)	2,644,390
TOTAL	11,643,689	3,811,765	(7,255,460)	8,199,994

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 33,740,577	$ 7,298,458	$ (9,905,745)	$ 31,133,290

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 207,135	$ 14,638	$ -	$ 221,773
Temporary cash investments - at cost,
which approximates market	127,786	233,261	-	361,047
Total cash and cash equivalents	334,921	247,899	-	582,820
Notes receivable - Entergy New Orleans DIP loan	90,000	-	-	90,000
Notes receivable	575,873	1,144,505	(1,717,151)	3,227
Accounts receivable:
Customer	629,717	-	-	629,717
Allowance for doubtful accounts	(28,635)	(2,170)	-	(30,805)
Associated companies	33,851	69,719	(103,570)	-
Other	296,286	162,866	-	459,152
Accrued unbilled revenues	477,570	-	-	477,570
Total receivables	1,408,789	230,415	(103,570)	1,535,634
Deferred fuel costs	543,927	-	-	543,927
Fuel inventory - at average cost	204,382	1,813	-	206,195
Materials and supplies - at average cost	369,397	241,535	-	610,932
Deferred nuclear refueling outage costs	64,157	93,607	-	157,764
Prepayments and other	301,387	24,408	-	325,795
TOTAL	3,892,833	1,984,182	(1,820,721)	4,056,294

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	8,198,240	428,006	(8,329,462)	296,784
Decommissioning trust funds	1,136,006	1,470,759	-	2,606,765
Non-utility property - at cost (less accumulated depreciation)	226,264	2,569	-	228,833
Other	35,594	45,941	-	81,535
TOTAL	9,596,104	1,947,275	(8,329,462)	3,213,917

PROPERTY, PLANT, AND EQUIPMENT

Electric	27,176,956	1,987,079	(3,008)	29,161,027
Property under capital lease	727,565	-	-	727,565
Natural gas	86,794	-	-	86,794
Construction work in progress	1,291,374	232,711	-	1,524,085
Nuclear fuel under capital lease	271,615	-	-	271,615
Nuclear fuel	101,403	335,243	-	436,646
TOTAL PROPERTY, PLANT AND EQUIPMENT	29,655,707	2,555,033	(3,008)	32,207,732
Less - accumulated depreciation and amortization	12,730,545	280,142	-	13,010,687
PROPERTY, PLANT AND EQUIPMENT - NET	16,925,162	2,274,891	(3,008)	19,197,045

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	735,221	-	-	735,221
Other regulatory assets	2,133,724	-	-	2,133,724
Deferred fuel costs	120,489	-	-	120,489
Long-term receivables	25,572	-	-	25,572
Goodwill	374,099	3,073	-	377,172
Other	841,068	801,587	(650,820)	991,835
TOTAL	4,230,173	804,660	(650,820)	4,384,013

TOTAL ASSETS	$ 34,644,272	$ 7,011,008	$ (10,804,011)	$ 30,851,269

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 22,989	$ 80,528	$ -	$ 103,517
Notes payable:
Associated companies	926,271	530,880	(1,457,151)	-
Other	40,041	-	-	40,041
Account payable:
Associated companies	77,793	23,393	(101,186)	-
Other	1,494,385	161,402	-	1,655,787
Customer deposits	222,044	162	-	222,206
Taxes accrued	316,659	(128,500)	-	188,159
Accumulated deferred income taxes	143,409	-	-	143,409
Nuclear refueling outage costs	15,548	-	-	15,548
Interest accrued	153,269	1,586	-	154,855
Deferred fuel costs	-	-	-	-
Obligations under capital leases	130,882	-	-	130,882
Other	66,367	407,143	-	473,510
TOTAL	3,609,657	1,076,594	(1,558,337)	3,127,914

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,245,208	34,020	-	5,279,228
Accumulated deferred investment tax credits	376,550	-	-	376,550
Obligations under capital leases	175,005	-	-	175,005
Other regulatory liabilities	408,667	-	-	408,667
Decommissioning and retirement cost liabilities	1,161,830	762,141	-	1,923,971
Transition to competition	79,101	-	-	79,101
Regulatory reserves	18,624	-	-	18,624
Accumulated provisions	74,234	70,646	-	144,880
Pension and other postretirement liabilities	874,793	244,171	-	1,118,964
Long-term debt	8,791,811	349,073	(316,391)	8,824,493
Preferred stock with sinking fund	13,950	-	-	13,950
Other	1,130,315	640,907	(600,021)	1,171,201
TOTAL	18,350,088	2,100,958	(916,412)	19,534,634

Preferred stock without sinking fund	411,321	426,590	(391,937)	445,974

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2005	2,205,192	1,091,856	(3,294,566)	2,482
Paid-in capital	6,653,879	1,565,320	(3,401,562)	4,817,637
Retained earnings	5,712,395	1,121,151	(1,405,139)	5,428,407
Accumulated other comprehensive income (loss)	(16,300)	(328,145)	626	(343,819)
Less - treasury stock, at cost (40,644,602 shares in 2005)	2,281,960	43,316	(163,316)	2,161,960
TOTAL	12,273,206	3,406,866	(7,937,325)	7,742,747

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,644,272	$ 7,011,008	$ (10,804,011)	$ 30,851,269

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2006 vs December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ (111,667)	$ 7,273	$ -	$ (104,394)
Temporary cash investments - at cost,
which approximates market	372,156	165,570	-	537,726
Total cash and cash equivalents	260,489	172,843	-	433,332
Notes receivable - Entergy New Orleans DIP loan	(38,066)	-	-	(38,066)
Notes receivable	(309,156)	136,416	170,212	(2,528)
Accounts receivable:
Customer	(219,205)	-	-	(219,205)
Allowance for doubtful accounts	9,287	2,170	-	11,457
Associated companies	(38,950)	24,830	14,120	-
Other	16,368	11,744	-	28,112
Accrued unbilled revenues	(228,405)	-	-	(228,405)
Total receivables	(460,905)	38,744	14,120	(408,041)
Deferred fuel costs	(543,927)	-	-	(543,927)
Fuel inventory - at average cost	(14,553)	1,456	-	(13,097)
Materials and supplies - at average cost	38,882	(44,816)	-	(5,934)
Deferred nuclear refueling outage costs	1,192	(11,435)	-	(10,243)
Prepayments and other	(151,253)	(2,783)	-	(154,036)
TOTAL	(1,217,297)	290,425	184,332	(742,540)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(473,051)	(275,940)	681,296	(67,695)
Decommissioning trust funds	138,670	113,088	-	251,758
Non-utility property - at cost (less accumulated depreciation)	(17,308)	1,201	-	(16,107)
Other	4,274	(38,694)	-	(34,420)
TOTAL	(347,415)	(200,345)	681,296	133,536

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,228,600	322,676	981	1,552,257
Property under capital lease	2,617	-	-	2,617
Natural gas	5,993	-	-	5,993
Construction work in progress	(681,943)	(55,995)	-	(737,938)
Nuclear fuel under capital lease	(2,130)	-	-	(2,130)
Nuclear fuel	105,486	19,159	-	124,645
TOTAL PROPERTY, PLANT AND EQUIPMENT	658,623	285,840	981	945,444
Less - accumulated depreciation and amortization	636,165	68,247	-	704,412
PROPERTY, PLANT AND EQUIPMENT - NET	22,458	217,593	981	241,032

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	4,889	-	-	4,889
Other regulatory assets	696,867	-	-	696,867
Deferred fuel costs	47,633	-	-	47,633
Long-term receivables	(6,223)	-	-	(6,223)
Goodwill	-	-	-	-
Other	(104,607)	(20,223)	31,657	(93,173)
TOTAL	638,559	(20,223)	31,657	649,993

TOTAL ASSETS	$ (903,695)	$ 287,450	$ 898,266	$ 282,021

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2006 vs December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 70,346	$ 7,713	$ -	$ 78,059
Notes payable:
Associated companies	52,927	36,861	(89,788)	-
Other	(15,002)	-	-	(15,002)
Account payable:
Associated companies	(8,438)	(5,444)	13,882	-
Other	(592,951)	59,760	-	(533,191)
Customer deposits	25,987	(162)	-	25,825
Taxes accrued	(149,599)	148,764	-	(835)
Accumulated deferred income taxes	(138,823)	-	-	(138,823)
Nuclear refueling outage costs	(15,548)	-	-	(15,548)
Interest accrued	6,258	(282)	-	5,976
Deferred fuel costs	73,031	-	-	73,031
Obligations under capital leases	22,364	-	-	22,364
Other	34,134	(236,100)	-	(201,966)
TOTAL	(635,314)	11,110	(75,906)	(700,110)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	251,540	333,798	-	585,338
Accumulated deferred investment tax credits	(18,000)	-	-	(18,000)
Obligations under capital leases	13,028	-	-	13,028
Other regulatory liabilities	40,570	-	-	40,570
Decommissioning and retirement cost liabilities	87,652	12,223	-	99,875
Transition to competition	(3)	-	-	(3)
Regulatory reserves	(18,405)	-	-	(18,405)
Accumulated provisions	6,819	(62,797)	-	(55,978)
Pension and other postretirement liabilities	289,922	43,459	-	333,381
Long-term debt	(231,277)	(47,268)	252,139	(26,406)
Preferred stock with sinking fund	(3,450)	-	-	(3,450)
Other	43,310	(407,483)	40,168	(324,005)
TOTAL	461,706	(128,068)	292,307	625,945

Preferred stock without sinking fund	(100,570)	(491)	-	(101,061)

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2006 and 2005	23,158	(23,214)	56	-
Paid-in capital	14,128	(64,767)	60,267	9,628
Retained earnings	(119,863)	182,956	621,542	684,635
Accumulated other comprehensive income (loss)	(64,510)	309,924	-	245,414
Less - treasury stock, at cost	482,430	-	-	482,430
TOTAL	(629,517)	404,899	681,865	457,247

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ (903,695)	$ 287,450	$ 898,266	$ 282,021

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 2,031,960	$ -	$ (596)	$ 2,031,364
Natural gas	20,708	-	-	20,708
Competitive businesses	8,430	424,895	(4,493)	428,833
Total	2,061,098	424,895	(5,089)	2,480,905

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	591,772	62,953	-	654,725
Purchased power	487,308	9,000	(4,626)	491,682
Nuclear refueling outage expenses	18,230	23,753	-	41,983
Other operation and maintenance	459,973	182,310	(577)	641,707
Decommissioning	21,286	15,811	-	37,097
Taxes other than income taxes	81,328	19,239	-	100,567
Depreciation and amortization	211,675	20,743	-	232,419
Other regulatory charges (credits) - net	1,830	-	-	1,830
Total	1,873,402	333,809	(5,203)	2,202,010

OPERATING INCOME	187,696	91,086	114	278,895

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	7,806	-	-	7,806
Interest and dividend income	68,856	35,482	(22,192)	82,146
Equity in earnings (loss) of unconsolidated equity affiliates	69,353	(2,451)	-	66,902
Miscellaneous - net	3,002	(3,568)	(114)	(680)
Total	149,017	29,463	(22,306)	156,174

INTEREST AND OTHER CHARGES
Interest on long-term debt	127,276	2,117	-	129,393
Other interest - net	33,500	16,650	(22,178)	27,971
Allowance for borrowed funds used during construction	(4,943)	-	-	(4,943)
Total	155,833	18,767	(22,178)	152,421

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	180,880	101,782	(14)	282,648

Income taxes	(60,359)	59,233	-	(1,126)

INCOME FROM CONTINUING OPERATIONS	241,239	42,549	(14)	283,774

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of ($5,356))	(10,326)	-	-	(10,326)

CONSOLIDATED NET INCOME	230,913	42,549	(14)	273,448

Preferred dividend requirements and other	4,305	869	(14)	5,160

EARNINGS APPLICABLE TO COMMON STOCK	$ 226,608	$ 41,680	$ -	$ 268,288

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$1.15	$0.20		$1.35
DILUTED	$1.13	$0.19		$1.32
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.05)	-		($0.05)
DILUTED	($0.05)	-		($0.05)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.10	$0.20		$1.30
DILUTED	$1.08	$0.19		$1.27

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				205,741,365
DILUTED				210,615,114

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 2,211,147	$ -	$ (1,266)	$ 2,209,881
Natural gas	25,931	-	-	25,931
Competitive businesses	11,343	425,860	(20,598)	416,605
Total	2,248,421	425,860	(21,864)	2,652,417

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	587,139	63,224	-	650,363
Purchased power	744,153	9,457	(21,100)	732,510
Nuclear refueling outage expenses	19,867	22,394	-	42,261
Other operation and maintenance	394,535	175,689	(879)	569,345
Decommissioning	19,433	15,109	-	34,542
Taxes other than income taxes	83,436	14,736	-	98,173
Depreciation and amortization	203,265	15,956	-	219,221
Other regulatory charges (credits) - net	(5,067)	-	-	(5,067)
Total	2,046,761	316,565	(21,979)	2,341,348

OPERATING INCOME	201,660	109,295	115	311,069

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	16,322	-	-	16,322
Interest and dividend income	33,776	24,592	(23,511)	34,857
Equity in earnings (loss) of unconsolidated equity affiliates	(13,692)	(7,336)	-	(21,028)
Miscellaneous - net	(5,475)	15,240	(115)	9,650
Total	30,931	32,496	(23,626)	39,801

INTEREST AND OTHER CHARGES
Interest on long-term debt	113,868	2,317	-	116,185
Other interest - net	28,702	16,004	(23,497)	21,208
Allowance for borrowed funds used during construction	(9,587)	-	-	(9,587)
Total	132,983	18,321	(23,497)	127,806

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	99,608	123,470	(14)	223,064

Income taxes	60,900	32,213	-	93,113

INCOME FROM CONTINUING OPERATIONS	38,708	91,257	(14)	129,951

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (17,995))	(33,508)	-	-	(33,508)

CONSOLIDATED NET INCOME	5,200	91,257	(14)	96,443

Preferred dividend requirements and other	5,355	869	(14)	6,210

EARNINGS APPLICABLE TO COMMON STOCK	$ (155)	$ 90,388	$ -	$ 90,233

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.16	$0.43		$0.59
DILUTED	$0.16	$0.43		$0.59
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.16)	-		($0.16)
DILUTED	($0.16)	-		($0.16)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	-	$0.43		$0.43
DILUTED	-	$0.43		$0.43

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				207,495,740
DILUTED				211,267,191

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended December 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ (179,187)	$ -	$ 670	$ (178,517)
Natural gas	(5,223)	-	-	(5,223)
Competitive businesses	(2,913)	(965)	16,105	12,228
Total	(187,323)	(965)	16,775	(171,512)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	4,633	(271)	-	4,362
Purchased power	(256,845)	(457)	16,474	(240,828)
Nuclear refueling outage expenses	(1,637)	1,359	-	(278)
Other operation and maintenance	65,438	6,621	302	72,362
Decommissioning	1,853	702	-	2,555
Taxes other than income taxes	(2,108)	4,503	-	2,395
Depreciation and amortization	8,410	4,787	-	13,198
Other regulatory charges (credits )- net	6,897	-	-	6,897
Total	(173,359)	17,244	16,776	(139,338)

OPERATING INCOME	(13,964)	(18,209)	(1)	(32,175)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(8,516)	-	-	(8,516)
Interest and dividend income	35,080	10,890	1,319	47,289
Equity in earnings (loss) of unconsolidated equity affiliates	83,045	4,885	-	87,930
Miscellaneous - net	8,477	(18,808)	1	(10,330)
Total	118,086	(3,033)	1,320	116,373

INTEREST AND OTHER CHARGES
Interest on long-term debt	13,408	(200)	-	13,208
Other interest - net	4,798	646	1,319	6,763
Allowance for borrowed funds used during construction	4,644	-	-	4,644
Total	22,850	446	1,319	24,615

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	81,272	(21,688)	-	59,584

Income taxes	(121,259)	27,020	-	(94,239)

INCOME FROM CONTINUING OPERATIONS	202,531	(48,708)	-	153,823

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	23,182	-	-	23,182

CONSOLIDATED NET INCOME	225,713	(48,708)	-	177,005

Preferred dividend requirements and other	(1,050)	-	-	(1,050)

EARNINGS APPLICABLE TO COMMON STOCK	$ 226,763	$ (48,708)	$ -	$ 178,055

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.99	($0.23)		$0.76
DILUTED	$0.97	($0.24)		$0.73
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.11	-		$0.11
DILUTED	$0.11	-		$0.11
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.10	($0.23)		$0.87
DILUTED	$1.08	($0.24)		$0.84

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 9,065,800	$ -	$ (2,665)	$ 9,063,135
Natural gas	84,230	-	-	84,230
Competitive businesses	39,817	1,780,354	(35,378)	1,784,793
Total	9,189,847	1,780,354	(38,043)	10,932,158

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,880,857	263,215	-	3,144,073
Purchased power	2,120,770	53,618	(36,151)	2,138,237
Nuclear refueling outage expenses	78,110	91,457	-	169,567
Other operation and maintenance	1,614,002	723,711	(2,349)	2,335,364
Decommissioning	82,912	62,972	-	145,884
Taxes other than income taxes	363,897	64,664	-	428,561
Depreciation and amortization	808,517	79,275	-	887,792
Other regulatory charges (credits) - net	(122,680)	-	-	(122,680)
Total	7,826,385	1,338,912	(38,500)	9,126,798

OPERATING INCOME	1,363,462	441,442	457	1,805,360

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	39,894	-	-	39,894
Interest and dividend income	163,717	123,703	(88,586)	198,835
Equity in earnings (loss) of unconsolidated equity affiliates	95,366	(1,622)	-	93,744
Miscellaneous - net	555	16,016	(457)	16,114
Total	299,532	138,097	(89,042)	348,587

INTEREST AND OTHER CHARGES
Interest on long-term debt	489,282	9,170	-	498,451
Other interest - net	99,196	64,836	(88,530)	75,502
Allowance for borrowed funds used during construction	(23,931)	-	-	(23,931)
Total	564,547	74,006	(88,530)	550,022

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,098,447	505,533	(55)	1,603,925

Income taxes	234,789	208,255	-	443,044

INCOME FROM CONTINUING OPERATIONS	863,658	297,278	(55)	1,160,881

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $67)	(496)	-	-	(496)

CONSOLIDATED NET INCOME	863,162	297,278	(55)	1,160,385

Preferred dividend requirements and other	24,363	3,475	(55)	27,783

EARNINGS APPLICABLE TO COMMON STOCK	$ 838,799	$ 293,803	$ -	$ 1,132,602

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$4.04	$1.42		$5.46
DILUTED	$3.97	$1.39		$5.36
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.04	$1.42		$5.46
DILUTED	$3.97	$1.39		$5.36

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				207,456,838
DILUTED				211,452,455

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 8,449,281	$ -	$ (2,452)	$ 8,446,830
Natural gas	77,660	-	-	77,660
Competitive businesses	46,003	1,613,280	(77,526)	1,581,757
Total	8,572,944	1,613,280	(79,978)	10,106,247

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,941,887	234,128	-	2,176,015
Purchased power	2,559,536	40,092	(78,382)	2,521,247
Nuclear refueling outage expenses	73,966	88,688	-	162,653
Other operation and maintenance	1,458,596	665,660	(2,051)	2,122,206
Decommissioning	83,910	59,212	-	143,121
Taxes other than income taxes	325,766	56,756	-	382,521
Depreciation and amortization	789,654	66,723	-	856,377
Other regulatory charges (credits) - net	(49,882)	-	-	(49,882)
Total	7,183,433	1,211,259	(80,433)	8,314,258

OPERATING INCOME	1,389,511	402,021	455	1,791,989

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	45,736	-	-	45,736
Interest and dividend income	125,237	95,520	(70,279)	150,479
Equity in earnings (loss) of unconsolidated equity affiliates	10,462	(9,477)	-	985
Miscellaneous - net	(19,030)	33,740	(456)	14,251
Total	162,405	119,783	(70,734)	211,451

INTEREST AND OTHER CHARGES
Interest on long-term debt	427,055	13,279	-	440,334
Other interest - net	79,612	55,259	(70,224)	64,646
Allowance for borrowed funds used during construction	(29,376)	-	-	(29,376)
Total	477,291	68,538	(70,224)	475,604

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,074,625	453,266	(55)	1,527,836

Income taxes	403,671	155,613	-	559,284

INCOME FROM CONTINUING OPERATIONS	670,954	297,653	(55)	968,552

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (24,051))	(44,794)	-	-	(44,794)

CONSOLIDATED NET INCOME	626,160	297,653	(55)	923,758

Preferred dividend requirements and other	22,007	3,475	(55)	25,427

EARNINGS APPLICABLE TO COMMON STOCK	$ 604,153	$ 294,178	$ -	$ 898,331

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$3.09	$1.40		$4.49
DILUTED	$3.03	$1.37		$4.40
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.21)	-		($0.21)
DILUTED	($0.21)	-		($0.21)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.87	$1.40		$4.27
DILUTED	$2.82	$1.37		$4.19

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				210,141,887
DILUTED				214,441,362

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Year to Date December 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 616,519	$ -	$ (213)	$ 616,306
Natural gas	6,570	-	-	6,570
Competitive businesses	(6,186)	167,074	42,148	203,036
Total	616,903	167,074	41,935	825,912

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	938,970	29,087	-	968,058
Purchased power	(438,766)	13,526	42,231	(383,010)
Nuclear refueling outage expenses	4,144	2,769	-	6,914
Other operation and maintenance	155,406	58,051	(298)	213,159
Decommissioning	(998)	3,760	-	2,763
Taxes other than income taxes	38,131	7,908	-	46,040
Depreciation and amortization	18,863	12,552	-	31,415
Other regulatory charges (credits )- net	(72,798)	-	-	(72,798)
Total	642,952	127,653	41,933	812,539

OPERATING INCOME	(26,049)	39,421	2	13,372

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(5,842)	-	-	(5,842)
Interest and dividend income	38,480	28,183	(18,307)	48,355
Equity in earnings (loss) of unconsolidated equity affiliates	84,904	7,855	-	92,759
Miscellaneous - net	19,585	(17,724)	(1)	1,863
Total	137,127	18,314	(18,308)	137,136

INTEREST AND OTHER CHARGES
Interest on long-term debt	62,227	(4,109)	-	58,117
Other interest - net	19,584	9,577	(18,306)	10,856
Allowance for borrowed funds used during construction	5,445	-	-	5,445
Total	87,256	5,468	(18,306)	74,418

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	23,822	52,267	-	76,090

Income taxes	(168,882)	52,642	-	(116,240)

INCOME FROM CONTINUING OPERATIONS	192,704	(375)	-	192,330

INCOME FROM DISCONTINUED OPERATIONS (net of taxes)	44,298	-	-	44,298

CONSOLIDATED NET INCOME	237,002	(375)	-	236,628

Preferred dividend requirements and other	2,356	-	-	2,356

EARNINGS APPLICABLE TO COMMON STOCK	$ 234,646	$ (375)	$ -	$ 234,272

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.95	$0.02		$0.97
DILUTED	$0.94	$0.02		$0.96
EARNINGS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	$0.21	-		$0.21
DILUTED	$0.21	-		$0.21
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.17	$0.01		$1.18
DILUTED	$1.15	$0.02		$1.17

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended December 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	2006	2005	Variance

OPERATING ACTIVITIES
Consolidated net income	$264,957	$96,443	$168,514
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	6,364	3,179	3,185
Other regulatory credits - net	1,829	(5,067)	6,896
Depreciation, amortization, and decommissioning	269,526	254,455	15,071
Deferred income taxes and investment tax credits	(846,424)	422,516	(1,268,940)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	29,105	21,027	8,078
Provision for asset impairments and restructuring charges	-	39,767	(39,767)
Changes in working capital:
Receivables	197,731	308,576	(110,845)
Fuel inventory	9,445	(72,718)	82,163
Accounts payable	306,920	(205,454)	512,374
Taxes accrued	900,940	(359,118)	1,260,058
Interest accrued	2,785	(98)	2,883
Deferred fuel	146,284	30,640	115,644
Other working capital accounts	(47,012)	18,422	(65,434)
Provision for estimated losses and reserves	12,227	(9,459)	21,686
Changes in other regulatory assets	66,018	4,393	61,625
Other	(130,213)	(186,644)	56,431
Net cash flow provided by operating activities	1,190,482	360,860	829,622

INVESTING ACTIVITIES
Construction/capital expenditures	(380,935)	(580,921)	199,986
Allowance for equity funds used during construction	7,806	16,322	(8,516)
Nuclear fuel purchases	(65,489)	(53,827)	(11,662)
Proceeds from sale/leaseback of nuclear fuel	111	10,263	(10,152)
Decrease (increase) in other investments	(62,854)	(9,793)	(53,061)
Proceeds from nuclear decommissioning trust fund sales	196,839	232,759	(35,920)
Investment in nuclear decommissioning trust funds	(228,335)	(253,189)	24,854
Other regulatory investments	469	(150,224)	150,693
Net cash flow used in investing activities	(532,388)	(788,610)	256,222

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	460,012	1,763,594	(1,303,582)
Preferred stock	-	97,997	(97,997)
Common stock and treasury stock	38,383	(8,484)	46,867
Retirement of long-term debt	(205,948)	(1,322,297)	1,116,349
Repurchase of common stock	(584,193)	-	(584,193)
Changes in credit line borrowings - net	25,000	-	25,000
Dividends paid:
Common stock	(111,850)	(112,071)	221
Preferred stock	(5,987)	(6,385)	398
Net cash flow provided by (used in) financing activities	(384,583)	412,354	(796,937)

Effect of exchange rates on cash and cash equivalents	(2,387)	185	(2,572)

Net increase (decrease) in cash and cash equivalents	271,124	(15,211)	286,335

Cash and cash equivalents at beginning of period	745,028	598,031	146,997

Cash and cash equivalents at end of period	$1,016,152	$582,820	$433,332

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$136,365	$129,289	$7,076
Income taxes	$50,125	($2,917)	$53,042

Entergy Corporation

Consolidated Cash Flow Statement
Year to Date December 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	2006	2005	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,160,385	$923,758	$236,627
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	36,352	(82,033)	118,385
Other regulatory credits - net	(122,680)	(49,882)	(72,798)
Depreciation, amortization, and decommissioning	1,035,153	1,001,852	33,301
Deferred income taxes and investment tax credits	(936,863)	626,813	(1,563,676)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	4,436	4,315	121
Provision for asset impairments and restructuring charges	-	39,767	(39,767)
Changes in working capital:
Receivables	408,042	(367,351)	775,393
Fuel inventory	13,097	(83,125)	96,222
Accounts payable	(83,884)	303,194	(387,078)
Taxes accrued	1,674,671	(172,315)	1,846,986
Interest accrued	5,975	15,133	(9,158)
Deferred fuel	582,947	(236,801)	819,748
Other working capital accounts	64,479	(45,653)	110,132
Provision for estimated losses and reserves	39,822	(3,704)	43,526
Changes in other regulatory assets	(127,305)	(311,934)	184,629
Other	(306,788)	(94,226)	(212,562)
Net cash flow provided by operating activities	3,447,839	1,467,808	1,980,031

INVESTING ACTIVITIES
Construction/capital expenditures	(1,614,440)	(1,458,086)	(156,354)
Allowance for equity funds used during construction	39,894	45,736	(5,842)
Nuclear fuel purchases	(326,248)	(314,414)	(11,834)
Proceeds from sale/leaseback of nuclear fuel	135,190	184,403	(49,213)
Proceeds from sale of assets and businesses	77,159	-	77,159
Payment for purchase of plant	(88,199)	(162,075)	73,876
Decrease (increase) in other investments	(6,353)	9,905	(16,258)
Purchase of other temporary investments	-	(1,591,025)	1,591,025
Liquidation of other temporary investments	-	1,778,975	(1,778,975)
Proceeds from nuclear decommissioning trust fund sales	777,584	944,253	(166,669)
Investment in nuclear decommissioning trust funds	(884,123)	(1,039,824)	155,701
Other regulatory investments	(38,037)	(390,456)	352,419
Net cash flow used in investing activities	(1,927,573)	(1,992,608)	65,035

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,837,713	4,302,570	(2,464,857)
Preferred stock	73,354	127,995	(54,641)
Common stock and treasury stock	70,455	106,068	(35,613)
Retirement of long-term debt	(1,804,373)	(2,689,206)	884,833
Repurchase of common stock	(584,193)	(878,188)	293,995
Redemption of preferred stock	(183,881)	(33,719)	(150,162)
Changes in credit line borrowings - net	(15,000)	39,850	(54,850)
Dividends paid:
Common stock	(448,954)	(453,508)	4,554
Preferred stock	(28,848)	(25,472)	(3,376)
Net cash flow provided by (used in) financing activities	(1,083,727)	496,390	(1,580,117)

Effect of exchange rates on cash and cash equivalents	(3,207)	(602)	(2,605)

Net increase (decrease) in cash and cash equivalents	433,332	(29,012)	462,344

Cash and cash equivalents at beginning of period	582,820	619,786	(36,966)

Effect of the deconsolidation of Entergy New Orleans on cash and cash equivalents	-	(7,954)	7,954

Cash and cash equivalents at end of period	$1,016,152	$582,820	$433,332

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$526,424	$461,345	$65,079
Income taxes	($147,435)	$116,072	($263,507)